UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Aug. 21, 2017

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY	75-0575400
(a New Mexico corporation)
790 South Buchanan Street
Amarillo, Texas 79101
(303) 571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On Aug. 21, 2017, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed a $66.4 million, or 7.1 percent, retail electric, non-fuel base rate increase case in Texas with each of its Texas municipalities and the Public Utility Commission of Texas (PUCT).

The filing intends to recover additional operating costs since SPS’ previous rate case filed in 2016 and incorporates $758 million in new and upgraded electric facilities and equipment from Jan. 1, 2016 through June 30, 2017 as Xcel Energy continues to build an energy future that delivers safe, clean energy at the lowest possible cost.

The request is based on the 12-month period ended June 30, 2017, with the final three months based on estimates, a requested rate of return on equity of 10.25 percent, a Texas retail electric rate base of approximately $1.9 billion and an equity ratio of 53.97 percent.

The estimated information includes increases and decreases in SPS’ cost of service, including certain expenses, capital investments, cost of capital and sales for the period of April 1, 2017 through June 30, 2017. In October 2017, the estimated information will be updated to reflect actual results.

The following table summarizes SPS’ rate increase request:

(Millions of Dollars)
Capital expenditure investments (a)	$38.2
Allocator changes, including wholesale customer load reductions	19.7
Base rate revenue changes	7.9
Base deficiency	7.5
Depreciation, including adjustment of service life for the Tolk generating station	7.0
Other, net	0.7
Incremental revenue request	$81.0
Transmission cost recovery factor (TCRF) conversion to base rates (a)	(14.6)
Net revenue increase request	$66.4

(a) The roll-in of the TCRF rider revenue into base rates will not have an impact on customer bills or total revenue as these costs are already being recovered from customers through the rider. The recovery of new incremental transmission investments made from January through June of 2017 is included in capital expenditure investments. SPS can request another TCRF rider after the conclusion of this rate case to recover transmission investments subsequent to June 30, 2017.

Pursuant to legislation passed in Texas in 2015, the final rates established at the end of the case are expected to be effective retroactive to January 2018, and SPS will be entitled to collect a surcharge for usage from January 2018 through the date SPS implements final rates. A PUCT decision is expected in the second quarter of 2018.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of SPS’ electric rate case, the impact of proposed rate adjustments, and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and SPS’ Annual Report on Form 10-K for the year ended Dec. 31, 2016, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and SPS have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability or cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aug. 21, 2017	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company (a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer